Exhibit 99.1

LIBERMAN BROADCASTING

Moderator: Lenard Liberman

March 31, 2006

3:30 p.m. CT

Operator:	Welcome to today’s LBI Media 2005 results conference call. Today’s call is being recorded.

At this time for opening remarks, I would like to turn the call over to the Executive Vice President Mr. Lenard Liberman. Please go ahead, sir.

Lenard Liberman:

Thank you, Operator. Good afternoon, everyone and welcome to LBI’s fourth quarter and full year 2005 earnings teleconference.

During today’s call, I will provide an overview of operating results for the quarter and full year ended December 31, 2005, as well as discuss recent developments at LBI Media.

Before I begin, I have to advise you that this teleconference may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI in the future are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially.

I refer you to LBI Media’s press release dated March 31, 2006 for important factors you should consider in evaluating this information. The forward-looking statements made during this call speak only as of the date hereof and the Company undertakes no obligation to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is Adjusted EBITDA, which we define as net income, plus income tax expense, loss or gain on the sale of property and equipment, net interest expense, depreciation, amortization, non-cash employee compensation and impairment of broadcast licenses. However, for the purposes of this teleconference I’ll refer to what we entitle Adjusted EBITDA as simply EBITDA.

In conformity with Regulation G we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by our operating activities, prepared in accordance with U.S. generally accepted accounting principles in our press release issued today. This reconciliation is also provided in our 10-K, which was filed with the SEC today.

For the quarter ended December 31, 2005, net revenues increased 7 percent, to $24.7 million, from $23.1 million for the same quarter last year. During this period EBITDA increased 20 percent from $8.9 million in the fourth quarter 2004, to $10.7 million in 2005.

Our radio division net revenues increased 4 percent to $12.4 million from $12 million for the same quarter last year. Radio division net revenues increased 11 percent to $49.9 million from $44.8 million for the full year, ended December 31, 2005. Our flagship Los Angeles radio station “Que Buena”, ended 2005 as the number 2 Spanish radio station in Los Angeles, from 6 a.m. to midnight, in the important 18 to 49 year old demographic, and was the number 1 station in Los Angeles from 10 a.m. to 3 p.m., posting a 24.5 percent ratings gain during the year.

At the same time, our Houston radio properties continued to perform extremely well with our flagship station “La Raza,” ranking number 2 among Spanish language stations in the market. Additionally, in both Los Angeles and Houston, we operate the number 1 Hispanic AM radio stations in the market. We believe the combination of our focus improving radio sales and our outstanding Arbitron radio ratings performance during 2005, should translate into additional net revenue gains in 2006.

In the fourth quarter of 2005 our television division generated net revenue of $12.3 million versus $11.1 million for the year ago period, representing an 11 percent increase. Television division net revenues increased 2 percent to $47.6 million from $46.7 million for the full year ended December 31, 2005. Our sales performance in the fourth quarter demonstrates the success we are achieving through the enhanced television programming line up that we began airing in May 2005. Beginning in the second quarter of 2005 and through the fourth quarter of 2005 we produced three new television programs that have materially increased ratings as compared to the programs they replaced. These new television shows were all original LBI productions, such as our new prime time programs, Estudio Dos and Secretos Houston and an early fringe offering of El Show de Don Cheto.

We feel that our television programming line up has improved significantly and we have seen this reflected in Los Angeles, Houston, and Dallas, in the Nielsen November ratings sweeps ratings. In fact, in the Los Angeles market KRCA-TV increased its ratings by 36 percent among Hispanic adults 18 to 49, in early fringe and prime time, when compared to our performance in February 2005 Nielsen sweeps. El Show de Don Cheto, a program leveraging the popularity of our number one Arbitron-rated radio disc jockey debuted as the number 2 program in its time period in Los Angeles among Hispanic person 18 to 49 and Estudio Dos achieved a similar ranking in prime time. Two of our programs, Buscando Amor Desafio and Jose Luis Sin Censura, actually achieved the number 1 rank position among Hispanic men 18 to 34, during their respective time periods.

In the Houston market, our ratings continued to increase as we are now the number 1 ranked television station in the entire market among Hispanic men 18 to 34, from 4:00 p.m. to 7:00 p.m. And finally, even though the station had been on the air for less than two years, KMPX-TV in Dallas/Fort Worth, achieved the number 2 ranked position from 5:00 p.m. to 10:00 p.m. among 18 to 49 year old Hispanic adults.

I will now review our financial results for the fourth quarter and full year ended December 31, 2005. We posted our fourth quarter results in a press release that was issued today. For the quarter ended December 31, 2005, net revenues increased 7 percent to $24.7 million and $23.1 million for the same quarter last year. This increase was primarily attributable to revenue growth from our television stations in the Los Angeles, Houston and Dallas markets and our radio stations in Los Angeles.

Operating expenses, excluding deprecation and amortization, non-cash employee compensation and impairment of broadcast licenses, decreased 1 percent to $14.1 million in the fourth quarter of 2005, versus $14.2 million in the fourth quarter of 2004. This decrease in operating expenses can be primarily attributed to offering cost associated with our parent’s initial public offering of $1.5 million incurred in the fourth quarter of 2004. Offsetting this decline were the incremental costs associated with the production of additional television programming, increased promotion, increased music license fees and additional sales salaries and commissions associated with the growth in our revenue base.

As a result, fourth quarter 2005 Adjusted EBITDA increased 20 percent, to $10.7 million from $8.9 million, for the same quarter last year. Radio division net revenues increased 4 percent to $12.4 million from $12 million for the same quarter last year. This increase in our revenue can be attributed to strong revenue growth from our Los Angeles and Houston markets. Operating expenses, excluding depreciation and amortization, non-cash employee compensation and impairment of broadcast licenses, decreased 6 percent to $6.2 million and $6.6 million for the same quarter last year. This decrease in operating expenses can be primarily attributed to a decrease in offering costs associated with our parent’s initial public offering of $700,000 incurred in the fourth quarter of 2004.

Operating income decreased 3 percent to $4.3 million from $4.4 million for the same quarter of 2004, largely due to increased depreciation and amortization and the impairment of broadcast licenses, offset by a decrease in non-cash employee compensation. Adjusted EBITDA increased 16 percent to $6.2 million from $5.3 million for the fourth quarter of 2004.

From the television division revenues increased 11 percent, to $12.3 million for the quarter ended December 31, 2005, from $11.1 million for the same quarter last year. This increase was due to growth at our Los Angles, Houston, and Dallas television stations as our strong television ratings have begun to translate into increased advertising revenue. Operating expenses, excluding depreciation and amortization, non-cash employee compensation and impairment of broadcast licenses increased 4 percent to $7.8 million from $7.6 million in the same quarter last year. This growth in operating expenses can be primarily attributed to the additional expenses associated with our new internally produced television programming, increased promotion, increased music license fees, and additional sales staff, sales salaries and commissions associated with the growth in our revenue base. This increase was offset by a decline in offering costs associated with our parent’s initial public offering of $700,000 in the fourth quarter 2004. Operating income decreased 94 percent to $200,000, from $2.8 million for the same quarter last year, due to an impairment of broadcast license of 3.3 million recorded in the fourth quarter of 2005.

Adjusted EBITDA increased 26 percent to $4.5 million from $3.5 million for the same quarter last year. For the full year, ended December 31, 2005 net revenues increased 7 percent, to $97.5 million from $91.4 million in 2004. This increase was primarily attributable to revenue growth from our radio stations in the Los Angeles and Houston markets, as well as our Dallas television station. For the full year ended December 31, 2005, operating expenses excluding depreciation and amortization, non-cash employee compensation, impairment of broadcast licenses, increased 7 percent to $51.7 million versus $48.5 million for the full year ended December 31, 2004. This increase in operating expenses can be primarily attributable to the increased costs associated with the production of additional television programming, increased promotion and additional sales salaries and commissions associated with the growth in our revenue base. Offsetting this increase in operating expenses for the current period was a charge of $1.5 million recorded in the year-ago period, as a result of expenses associated with our parent’s initial public offering. For the full year ended December 31, 2005, Adjusted EBITDA increased 7 percent to $45.8 million from $42.9 million for the same 12 month period last year.

Radio division net revenues increased 11 percent to $49.9 million from $44.8 million for the full year ended December 31, 2005, due to growth across all of our markets. Operating expenses, excluding depreciation and amortization, non-cash employee compensation and impairment of broadcast licenses, decreased 1 percent to $22.2 million from $22.3 million for the same period last year. Operating income increased 43 percent to 24.9 million from $17.4 million for the same period last year, primarily due to an increase in revenues and a decrease in non-cash employee compensation. For the full year ended December 31, 2005, Adjusted EBITDA increased 23 percent to $27.7 million from $22.5 million in 2004.

Television division net revenues increased 2 percent to $47.6 million for the full year ended December 31, 2005, from $46.7 in 2004. Operating expenses (excluding depreciation and amortization, non-cash employee compensation and impairment of broadcast licenses) increased 13 percent to $29.5 million from $26.2 million for the same period last year. This growth in our operating expenses can be primarily attributed to the incremental costs associated with the production of additional television programming and increased costs incurred in operating KMPX-TV in Dallas/Fort Worth. Operating income decreased 66 percent to $5.9 million from $17.4 million for the same period last year. Adjusted EBITDA for the full year ended December 31, 2005 decreased 11 percent to $18.1 million, from $20.4 million for the 12-month period last year.

Turning to our balance sheet. By December 31, 2005 we had approximately $1.8 million in cash and cash equivalents and total debt of $268.6 million. Our total debt balance included $116.1 million of borrowings under our senior credit facility. Based on our Adjusted EBITDA of $45.8 million for the full year ended December 31, 2005, our total debt to EBITDA ratio was 5.9 times, versus 6.6 times at December 31, 2004. We can borrow at least an additional $52 million and remain in compliance with our financial covenants under our existing senior credit facility and the indentures governing our senior subordinated notes and senior discount notes. As of December 31, 2005 we were in compliance with all financial and non-financial covenants governing our debt agreements.

Our cash capital expenditures for the full year ended December 31, 2005 were approximately $9.4 million, which related to the relocation of our Dallas television station to a new transmitter site in Cedar Hill, digital television build out, and the addition of studio and transmission equipment for our Los Angeles and Texas stations.

On March 13, 2006 we announced that we are seeking to refinance our existing $220 million senior secured revolving credit facility with new $260 million senior secured credit facilities consisting of a $110 million term loan credit facility and a $150 million revolving credit facility. The proceeds will be used to refinance existing borrowings under the current credit facility. We expect the refinancing to close in April.

This concludes our formal remarks. I will now turn the call over to the operator to moderate a question and answer session. Thank you.

Operator:

Thank you, Mr. Liberman. The question and answer session will be conducted electronically. If you would like to ask a question, please do so my pressing the star key followed by the digit one on your touch-tone telephone. Also if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one for a question or a comment. We’ll pause for just a moment to assemble the queue.

And our first question comes from Todd Morgan with CIBC World Markets.

Todd Morgan:	Good afternoon. This is Todd. How you doing?

Lenard Liberman:	Hi, Todd.

Todd Morgan:	I’d kind of — one quick question and it really just comes up listening to the comments. You talked a lot about sort of ratings improvement and it’s obviously great. I know historically you talked about your business model being really not as, you know, ratings sensitive given the sort of the type of advertisers and so on that you were really going after. Can you talk, kind of how that’s evolved over time. I mean, how important are ratings for the business now, relative to where they were? And obviously you’re having some pretty clear traction there, but how much of a change is that?

Lenard Liberman:	There’s no real change. You never want to pooh-pooh good ratings. They obviously help in areas of your business. Also to the extent that ratings infer your retail advertisers are getting better results, which does happen. And I will tell you that our clients, on a retail level, are getting better results and therefore are able to — we’re able to increase our rates, both on a retail level, for retail for 30 and 60 second spots and also for infomercial prices. So, when I say ratings I guess I mean generically the station is attracting a larger audience however you want to measure it.

Todd Morgan:	But it’s not something where — I’m sorry, to interrupt — but it’s not something like that you’re now able to kind of go after for more sort of a national advertiser base or anything like that?

Lenard Liberman:	We are. We are.

Todd Morgan:	OK.

Lenard Liberman:	We are. It’s not the primary concern and the focus of our business, but certainly it does help. It does allow you to grow your business even faster than you thought you could, without that advertiser.

Todd Morgan:	Right. OK, great. Thank you.

Operator:	And we have no more questions in queue. However, I will remind the audience that it’s star one if you have a question or a comment at this time. Our next question comes from Joe Rodbard with Numura.

Joe Rodbard:	Hi, good afternoon. Could you comment on the impacts from the CW network TV announcement? Whether you anticipate more independents — whether there will be more independents possibly for sale. Or they think there is going to be an opportunity to license out your programming to people who now have more free day parts?

Lenard Liberman:	That’s a good question. I do think that there are more stations available for sale. I’ve certainly seen enough uptake in sort of M&A activity on a station basis. And certainly as stations who have been left behind in the process of network changes or have additional hours to program. It certainly does open an opportunity for us to submit live programming, if we’re not buying stations.

Joe Rodbard:	And could you indicate under your new revolver, how much that would be available to draw down?

Lenard Liberman:	I don’t have the exact information in front of me. I haven’t done the analysis because we haven’t closed that deal yet. So, I’m not counting my chickens before they’re hatched.

Operator:	Mr. Rodbard, did you have anything further?

Joe Rodbard:	No, that’s it. Thank you.

Operator:	And as a final reminder that a star one if you have a question or a comment at this time. And there appear to be no more questions in the queue. Mr. Liberman, I’ll turn the call back over to you for any additional or closing remarks.

Lenard Liberman:	Thank you for your time.

Operator:	That does conclude today’s conference call. Thank you for your participation. Have a great day.

Lenard Liberman:	Bye-bye.

END